                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                             ARCO CHEMICAL COMPANY
                                      AT
                             $57.75 NET PER SHARE
                                      BY
                       LYONDELL ACQUISITION CORPORATION,
                         A WHOLLY OWNED SUBSIDIARY OF
                        LYONDELL PETROCHEMICAL COMPANY

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
              TIME, ON WEDNESDAY, JULY 22, 1998, UNLESS EXTENDED.

                                                                  June 24, 1998

To Brokers, Dealers, Banks,
Trust Companies and Other Nominees:

  We have been appointed by Lyondell Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Lyondell Petrochemical Company, a Delaware corporation ("Lyondell"), to act as financial advisor and Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of ARCO Chemical Company, a Delaware corporation (the "Company"), at $57.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated June 24, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

  Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

    1. Offer to Purchase dated June 24, 1998;

    2. Letter of Transmittal to be used by stockholders of the Company accepting the Offer;

    3. Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's
  Solicitation/Recommendation Statement on Schedule 14D-9;

    4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

    5. Notice of Guaranteed Delivery;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope address to The Bank of New York, the Depositary.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT, TOGETHER WITH ANY SHARES OWNED BY PURCHASER, LYONDELL AND THEIR AFFILIATES, WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS AND (2) ANY

WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

  WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 22, 1998, UNLESS EXTENDED.

  The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below) and the transactions contemplated thereby and determined that the Offer and the Merger are fair to, and in the best interests of, stockholders of the Company and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 18, 1998 (the "Merger Agreement"), among Lyondell, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Lyondell (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $57.75 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by The Bank of New York (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  Neither the Purchaser nor Lyondell will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager (as defined in the Offer to Purchase) and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

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

  Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          J.P. MORGAN & CO.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, LYONDELL, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENT CONTAINED THEREIN.

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